Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Reports 2010 Results
Company acquired nine hotels comprising $700 million of investments since December 2009
      Bethesda, MD, February 22, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported a net loss to common shareholders of ($6.6) million, or ($0.23) per diluted share, for the year ended December 31, 2010.
     For the year ended December 31, 2010, the Company generated funds from operations (“FFO”) of ($0.9) million, or ($0.03) per diluted share, and Adjusted FFO of $7.3 million, or $0.25 per diluted share. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $0.7 million, and Adjusted EBITDA was $8.9 million.
     Net loss, FFO and EBITDA for the year ended December 31, 2010 were reduced by $6.6 million of costs incurred in connection with potential and completed acquisitions and $2.0 million of non-cash corporate general and administrative expenses.
     “The lodging industry commenced a rapid and substantial recovery in 2010 due to a robust rebound in business travel. We expect fundamentals to further improve throughout 2011 as business travel recovers more completely and the industry regains the ability to increase average room rates,” noted Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We continue to be pleased with the performance of our recently acquired hotels and are encouraged by the increased investment opportunities within our targeted urban markets. We have a strong balance sheet with over $240 million of cash and we continue to operate our company at relatively low leverage levels, providing us the ability to maintain an active approach to the acquisition market.”
     Pro forma room revenue per available room (“Pro forma RevPAR”) for the year ended December 31, 2010 was $123.43, an increase of 1.9 percent over 2009. Pro forma average daily rate (“Pro forma ADR”) decreased 1.3 percent from the prior year to $167.99, while Pro forma Occupancy increased 3.2 percent over 2009 to 73.5 percent.
     The Company’s hotels generated $36.0 million of Pro forma Hotel EBITDA for the year ended December 31, 2010, compared with $36.3 million for the same period of 2009. Pro forma Hotel Revenues increased 2.7 percent, while Pro forma Hotel Expenses increased 3.8 percent. As a result, the Pro forma Hotel EBITDA Margin for the year ended December 31, 2010 was 21.9 percent, a decrease of 80 basis points compared to the prior year period.
     The Company’s 2010 Pro forma RevPAR, Pro forma ADR, Pro forma Occupancy, Pro forma Revenues, Pro forma Expenses, Pro forma Hotel EBITDA and Pro forma Hotel EBITDA Margin include all results of the hotels the Company owned as of December 31, 2010, with the exception of The Grand Hotel Minneapolis. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The Company will include historical operating data for The Grand Hotel Minneapolis after the Company has owned the hotel for one year, allowing for verifiable comparative performance data.

2010 Highlights
     The Company successfully acquired eight high-quality hotel properties in 2010 for a total of $614.6 million and recently announced its ninth hotel acquisition on February 16, 2011 for $84.0 million. Eight of the Company’s completed acquisitions are well located in high barrier-to-entry urban markets, including the following downtown markets: Washington, DC; Bethesda, Maryland; San Francisco, California; Santa Monica, California; Buckhead, Georgia; Minneapolis, Minnesota; and Philadelphia, Pennsylvania. The remaining hotel is an upper-upscale, conference center/resort property in the Columbia River Gorge area — a 45-minute drive from Portland, Oregon.
     During 2010, the Company invested approximately $3.3 million of capital throughout its portfolio, including $1.0 million (out of a planned total of $5 million) at the DoubleTree by Hilton Bethesda — Washington DC and $1.5 million (out of a planned total of $8 million) at the Sir Francis Drake.
     The $5 million renovation of the 269-room DoubleTree by Hilton Bethesda — Washington DC’s guestrooms, lobby, entryway and parking facilities is expected to be completed by the end of the second quarter 2011.
     The $8 million renovation of the 416-room Sir Francis Drake’s guestrooms, lobby bar and rooftop Starlight Room is expected to be completed by the end of the second quarter 2011.
     In addition to the DoubleTree by Hilton Bethesda — Washington DC and Sir Francis Drake renovations, several of the Company’s recently acquired hotels will undergo renovations and repositioning during 2011.
     The 140-room Grand Hotel Minneapolis is scheduled to undergo a $5 million renovation of its guestrooms, lobby, bar, entry and meeting space, with completion by the end of the second quarter 2011.
     The 310-room Sheraton Delfina is scheduled to undergo a significant guestroom refurbishment beginning in the fourth quarter of 2011.
     “Our hotels continue to perform above our underwriting expectations,” noted Mr. Bortz. “The refurbishments and repositioning programs that we have planned, or already commenced at several of our hotels, will add significant cash flow growth and value in the future. We expect these improvements to be disruptive to operations during the first half of 2011, but they will position us for enhanced performance during the second half of 2011 and beyond.”
     During 2010, the Company also completed numerous capital transactions to help fund strategic growth and maintain its strong balance sheet.
     On July 8, 2010, the Company executed a $150-million senior secured revolving credit facility. The credit facility matures in July 2013 and has a one-year extension option.
     On July 28, 2010, the Company, in an underwritten secondary public offering, sold 19.6 million common shares, resulting in net proceeds of $318.3 million.
     On December 10, 2010, the Company completed financing on a 5-year loan secured by the InterContinental Buckhead at an annual interest rate of 4.88 percent.
     During the fourth quarter of 2010, the Company initiated a $0.12 per share quarterly dividend to its common shareholders that was paid on January 14, 2011. Of the dividends paid for the fourth quarter 2010, $0.0691 represented ordinary income for 2010, with the remaining $0.0509 to be taxable for 2011.
     “We continue to be pleased with our ability to access the equity and debt markets, which has allowed us to execute our disciplined investment strategy during this advantageous part of the cycle,” advised Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust.

Fourth Quarter Results
     For the fourth quarter of 2010, the Company reported a net loss to common shareholders of ($1.9) million, or ($0.05) per diluted share.
     For the quarter ended December 31, 2010, the Company generated FFO of $1.6 million and Adjusted FFO of $3.8 million. On a per-diluted share basis, FFO for the fourth quarter of 2010 was $0.04 and Adjusted FFO was $0.10. The Company’s EBITDA for the same quarter was $2.7 million and Adjusted EBITDA was $4.9 million.
     Net loss, FFO and EBITDA for the fourth quarter of 2010 were reduced by $1.8 million of costs incurred in connection with completed and potential acquisitions and $0.5 million of non-cash corporate general and administrative expenses.
     Pro forma RevPAR in the fourth quarter of 2010 was $118.35, an increase of 2.7 percent over the same period of 2009. Pro forma ADR increased 2.7 percent from the fourth quarter of 2009 to $173.52, while Pro forma Occupancy remained at 68.2 percent.
     The Company’s hotels generated $8.6 million of Pro forma Hotel EBITDA for the quarter ended December 31, 2010, compared with $9.2 million for the same period of 2009. Pro forma Hotel Revenues increased 3.9 percent, while Pro forma Hotel Expenses increased 7.1 percent. As a result, the Pro forma Hotel EBITDA Margin for the quarter ended December 31, 2010 was 20.9 percent, a decrease of 235 basis points as compared to the prior year period.
     The Company’s fourth quarter Pro forma RevPAR, ADR, Occupancy, Revenues, Expenses, Hotel EBITDA and Hotel EBITDA Margin include results of all of the hotels the Company owned as of December 31, 2010, with the exception of The Grand Hotel Minneapolis. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The Company will include historical operating data from The Grand Hotel Minneapolis after the Company has owned the hotel for one year, allowing for verifiable comparative performance data.
     As of December 31, 2010, the Company had $143.6 million in outstanding debt and no outstanding balance on its $150-million senior secured revolving credit facility. On December 31, 2010, the Company had $225.2 million of cash, cash equivalents and restricted cash on its balance sheet.
Subsequent Events
     On January 6, 2011, the Company completed a 5-year, $31.0 million, secured, non-recourse debt financing collateralized by Skamania Lodge. The loan is subject to a 5.44% fixed annual interest rate and was funded on January 25, 2011.
     On January 21, 2011, the Company completed a 5-year, $36.0 million, secured, non-recourse debt financing collateralized by the DoubleTree by Hilton Bethesda — Washington DC. The loan is subject to a 5.28% fixed annual interest rate.
     On February 16, 2011, the Company acquired the Argonaut Hotel for $84.0 million. The 252-room, upper-upscale boutique, full-service hotel is located in the heart of Fisherman’s Wharf in San Francisco, California, directly across from San Francisco Bay. The hotel is managed by Kimpton Hotels & Restaurants. As part of the acquisition, the Company assumed a $42.0 million secured, non-recourse loan with a 5.67% fixed annual interest rate that matures in March of 2012.
     Following the completion of the acquisition of the Argonaut Hotel on February 16, 2011, the Company now has approximately $252.6 million of debt outstanding. The Company has no outstanding debt on its $150-million senior secured credit revolving facility and has over $243 million of cash, cash equivalents and restricted cash on its balance sheet.

2011 Outlook
     The Company’s outlook for 2011 remains unchanged compared with its outlook issued on January 20, 2011. The 2011 outlook is estimated as follows:
•	Net income of $13.1 million to $15.1 million ($0.33 to $0.38 per diluted share);

•	FFO of $28.2 million to $30.2 million ($0.71 to $0.76 per diluted share and unit);

•	Adjusted FFO of $32.0 million to $34.0 million ($0.80 to $0.85 per diluted share and unit),

•	EBITDA of $41.0 million to $43.0 million; and,

•	Adjusted EBITDA of $44.8 million to $46.8 million.
The Company’s 2011 outlook is based on the following estimates and assumptions:
•	No additional acquisitions are included in this outlook; however, the Company does expect to be an active participant in the acquisition market in 2011;

•	Hotel industry room revenue per available room (“RevPAR”) to increase 6.0 percent to 8.0 percent over 2010;

•	Portfolio Pro Forma RevPAR growth of 6.0 percent to 8.0 percent over 2010;

•	Portfolio Pro Forma Hotel EBITDA of $50.0 million to $52.0 million;

•	Portfolio Pro Forma Hotel EBITDA Margin to increase between 170 basis points and 250 basis points over the 2010 Portfolio Pro Forma Hotel EBITDA Margin;

•	Corporate cash general and administrative expenses of approximately $5.8 million to $6.0 million;

•	Corporate non-cash general and administrative expenses of approximately $2.7 million;

•	Acquisition and related expenses of approximately $2.0 million;

•	Total capital investments related to renovations, capital maintenance and return on investment projects of approximately $34.0 million to $37.0 million;

•	Interest expense, including the non-cash amortization of deferred financing fees, of approximately $12.8 million;

•	Interest income of approximately $1.5 million;

•	Weighted-average outstanding debt of approximately $245.0 million; and,

•	Weighted-average fully diluted shares and operating partnership units of approximately 40.0 million.
     The Company’s 2011 outlook for corporate cash and non-cash general and administrative expenses does not include any costs related to acquisitions, such as due diligence, transfer taxes, and legal and accounting fees, which are required to be expensed when incurred.
     “Our continued success in accessing the debt markets has enabled us to take advantage of the attractive interest rate environment,” noted Mr. Martz. “We continue to be encouraged by the positive feedback we have received from the lending community regarding our high-quality portfolio combined with our strong corporate sponsorship and management team. We are optimistic that with the capital we have generated from our recently completed debt transactions and the capacity from our credit facility, we will continue to be in a terrific position to take advantage of attractive acquisition opportunities in the marketplace. We anticipate that our company will be very active in the acquisition market throughout the year,” continued Mr. Martz.
     The Company’s 2011 outlook includes the operating and financial performance from the hotels the Company owned as of February 16, 2011. The Company’s estimates and assumptions for portfolio RevPAR growth and portfolio EBITDA margin growth for 2011 include only the hotels owned as of February 16, 2011, but exclude The Grand Hotel Minneapolis for the first three quarters of both 2011 and 2010, because the operating results of that hotel prior to the Company’s acquisition of it in September 2010 were not auditable. The Company expects to include operating results for The Grand Hotel Minneapolis in year-over-year comparisons after the Company has owned the hotel for one full year.

Earnings Call
     The Company will conduct its quarterly analyst and investor conference call on Wednesday, February 23, 2011 at 10:00 AM EST. To participate in the conference call, please dial (888) 329-8893 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns nine hotels with a total of 2,552 guest rooms in six states and the District of Columbia including, San Francisco, California; Washington, DC; Santa Monica, California; Minneapolis, Minnesota; Bethesda, Maryland; Buckhead, Georgia; Stevenson, Washington; and Philadelphia, Pennsylvania.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus on Form 424(b)(1) filed on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
     All information in this release is as of February 22, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
###
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2010	2009
ASSETS

Investment in hotel properties, net	$599,714	$—
Ground lease asset	10,721	—
Cash and cash equivalents	221,543	319,119
Restricted cash	3,664	—
Investments	—	70,000
Hotel receivables (net of allowance for doubtful accounts of $13 and $0)	3,924	—
Deferred financing costs, net	2,718	—
Prepaid expenses and other assets	13,231	284

Total assets	$855,515	$389,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Senior secured revolving credit facility	$—	$—
Mortgage debt	143,570	—
Accounts payable and accrued expenses	15,799	1,853
Accrued underwriter fees	—	8,050
Advance deposits	2,482	—
Accrued interest	304	—
Distribution payable	4,908	—

Total liabilities	167,063	9,903
Commitments and contingencies Shareholders’ equity:
Preferred shares of beneficial interest, $.01 par value, 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2010 and at December 31, 2009	—	—
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 39,814,760 and 20,260,000 issued and outstanding at December 31, 2010 and December 31, 2009, respectively	398	203
Additional paid-in capital	698,100	379,370
Accumulated deficit and distributions	(11,586)	(147)

Total shareholders’ equity	686,912	379,426
Non-controlling interest	1,540	74

Total equity	688,452	379,500

Total liabilities and equity	$855,515	$389,403

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share and per-share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	unaudited	unaudited
REVENUES:
Hotel operating revenues:
Room	$18,639	$—	$32,804	$—
Food and beverage	13,398	—	21,984	—
Other operating department	1,871	—	2,973	—

Total revenues	33,908	—	57,761	—

EXPENSES:
Hotel operating expenses:
Room	5,651	—	9,718	—
Food and beverage	9,093	—	15,113	—
Other direct	795	—	1,288	—
Other indirect	10,073	—	16,724	—

Total hotel operating expenses	25,612	—	42,843	—
Depreciation and amortization	3,516	—	5,776	—
Real estate taxes, personal property taxes and property insurance	1,311	—	2,220	—
Ground rent	113	—	124	—
General and administrative	2,948	262	8,319	262
Hotel acquisition costs	1,770	—	6,581	—

Total operating expenses	35,270	262	65,863	262

Operating loss	(1,362)	(262)	(8,102)	(262)
Interest income	507	115	3,020	115
Interest expense	(1,169)	—	(1,640)	—

Loss before income taxes	(2,024)	(147)	(6,722)	(147)
Income tax benefit	103	—	80	—

Net loss attributable to common shareholders	$(1,921)	$(147)	$(6,642)	$(147)

Loss per share attributable to common shareholders, basic and diluted	$(0.05)	$(0.04)	$(0.23)	$(0.04)

Weighted-average number of common shares, basic and diluted	39,811,451	4,011,198	28,669,851	4,011,198

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Net loss attributable to common shareholders	$(1,921)	$(147)	$(6,642)	$(147)
Depreciation and amortization	3,488	—	5,698	—

FFO	$1,567	$(147)	$(944)	$(147)

Hotel acquisition costs	1,770	—	6,581	—
Ground lease amortization	69	—	69	—
Amortization of LTIP units	395	74	1,577	74

Adjusted FFO	$3,801	$(73)	$7,283	$(73)

FFO per common share — basic and diluted	$0.04	$(0.04)	$(0.03)	$(0.04)
Adjusted FFO per common share — basic and diluted	$0.10	$(0.02)	$0.25	$(0.02)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Net loss attributable to common shareholders	$(1,921)	$(147)	$(6,642)	$(147)
Interest expense	1,169	—	1,640	—
Income tax (benefit) expense	(103)	—	(80)	—
Depreciation and amortization	3,516	—	5,776	—

EBITDA	$2,661	$(147)	$694	$(147)

Hotel acquisition costs	1,770	—	6,581	—
Ground lease amortization	69	—	69	—
Amortization of LTIP units	395	74	1,577	74

Adjusted EBITDA	$4,895	$(73)	$8,921	$(73)

The Company was formed in October of 2009; therefore the prior year represents only limited operating financial data for comparison purposes.

Pebblebrook Hotel Trust
Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Total Portfolio
Pro forma Occupancy	68.2%	68.2%	73.5%	71.2%
Increase/(Decrease)	(0.0%)		3.2%
Pro forma ADR	$173.52	$169.02	$167.99	$170.17
Increase/(Decrease)	2.7%		(1.3%)
Pro forma RevPAR	$118.35	$115.29	$123.43	$121.08
Increase/(Decrease)	2.7%		1.9%
Notes:
These hotel operating results include results from all of the hotels the Company owned as of December 31, 2010 except The Grand Hotel Minneapolis. These operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Property Level Results
(In thousands)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Pro Forma Hotel Revenues:
Rooms	$23,518	$22,908	$97,314	$95,431
Food and beverage	15,689	14,732	58,291	55,277
Other	1,962	1,965	8,589	9,126

Total hotel revenues	41,169	39,605	164,194	159,834

Pro Forma Hotel Expenses:
Rooms	6,853	6,768	27,922	27,424
Food and beverage	10,790	10,423	41,605	39,687
Other direct	1,183	1,182	5,000	5,095
General and administrative	3,761	3,006	13,652	13,198
Sales and marketing	3,220	2,847	12,683	11,991
Management fees	1,195	1,288	5,361	5,311
Property operations and maintenance	1,690	1,541	6,515	6,367
Energy and utilities	1,594	1,406	6,475	6,043
Property taxes	1,137	998	4,619	4,130
Other fixed expenses	1,140	935	4,395	4,289

Total hotel expenses	32,563	30,394	128,227	123,535

Pro Forma Hotel EBITDA	$8,606	$9,211	$35,967	$36,299

Notes:
This schedule of property level results includes information from all of the hotels the Company owned as of December 31, 2010 except The Grand Hotel Minneapolis. These property level results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical property level results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expenses, interest expenses, property acquisition costs, depreciation and amortization, taxes and other expenses.
The data above are not audited financials and have been presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands, except Occupancy, ADR and RevPAR)
(Unaudited)
Prior-Year Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	65.6%	75.4%	78.9%	69.4%	72.4%
Pro forma ADR	$179	$169	$165	$170	$171
Pro forma RevPAR	$118	$127	$131	$118	$123

Pro forma Hotel Revenues	$41,839	$46,039	$46,511	$44,239	$178,628
Pro forma Hotel EBITDA	$6,670	$12,192	$11,751	$10,340	$40,953

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010
Pro forma Occupancy	68.8%	81.0%	79.9%	69.7%	74.9%
Pro forma ADR	$160	$169	$175	$175	$170
Pro forma RevPAR	$110	$137	$139	$122	$127

Pro forma Hotel Revenues	$39,869	$49,291	$49,200	$46,379	$184,739
Pro forma Hotel EBITDA	$6,331	$12,548	$12,331	$9,944	$41,154
Notes:
These historical hotel operating results include results from the following hotels that the Company owned as of February 16, 2011, including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia and the Argonaut Hotel. The results exclude The Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
2011 Outlook
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
(In thousands)
(Unaudited)

	2011 Outlook
	Low End	High End
Net Income	$13,100	$15,100
Depreciation and amortization	15,100	15,100

FFO	$28,200	$30,200

Hotel acquisition costs	2,000	2,000
Ground lease amortization	200	200
Amortization of LTIP units	1,600	1,600

Adjusted FFO	$32,000	$34,000

	2011 Outlook
	Low End	High End
Net Income	$13,100	$15,100
Interest expense	12,800	12,800
Income tax (benefit) expense	—	—
Depreciation and amortization	15,100	15,100

EBITDA	$41,000	$43,000

Hotel acquisition costs	2,000	2,000
Ground lease amortization	200	200
Amortization of LTIP units	1,600	1,600

Adjusted EBITDA	$44,800	$46,800

     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
     These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.
     Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
     Earnings before Interest, Income Taxes, and Depreciation and Amortization (“EBITDA”) — We believe that EBITDA provides investors a useful financial measure to evaluate our operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).
     The Company’s presentation of FFO in accordance with the NAREIT white paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.
The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company’s operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:
- Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company’s ground lease asset.
- Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financials performance of the Company and its hotels.
- Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.